NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 1, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 24, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between AllianzGI Global Equity & Convertible Income Fund and AllianzGI Equity & Convertible Income Fund became effective on January 24, 2014. Each Common Share of Beneficial Interest of AllianzGI Global Equity & Convertible Income Fund was exchanged for 0.76991984 of a full Common Share of Beneficial Interest of AllianzGI Equity & Convertible Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 27, 2014.